UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-7867

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Aegerion Pharmaceuticals, Inc. (the “Company”) approved a one-time cash incentive award to Gregory Perry, the Company’s Chief Financial Officer and Administrative Officer, payable in the amount of $85,000 upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with the Securities and Exchange Commission on or prior to March 15, 2016. This cash incentive award and the cash incentive awards to Mr. Perry previously approved by the Compensation Committee and disclosed in the Current Report on Form 8-K/A filed by the Company on February 17, 2016 are subject to accelerated payment if the Company undergoes a change in control prior to December 31, 2016, and are not subject to repayment upon any termination of Mr. Perry’s employment with the Company.

Item 8.01 Other Events.

On February 26, 2016, the Company entered into a third amendment (the “Third Amendment”) to the forbearance agreement dated November 9, 2015, as amended on December 7, 2015 and January 7, 2016, between the Company and Silicon Valley Bank (“SVB”).  Pursuant to the Third Amendment, SVB has agreed to forbear exercising, through June 30, 2016, its rights that will arise under the Loan and Security Agreement between SVB and the Company as a result of the Company’s failure to deliver an unqualified opinion of its independent auditors with the Company’s financial statements for the fiscal year ended December 31, 2015. The Company plans to continue to engage in discussions with SVB during the forbearance period regarding the loan and the defaults to seek a resolution of this matter.

The foregoing summary of certain terms of the Third Amendment is qualified in its entirety by the terms of the Third Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 29, 2016

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Benjamin Harshbarger
Benjamin Harshbarger
Acting General Counsel

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